As filed with the Securities and Exchange Commission on January 20, 2026.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Worksport Ltd.

(Exact name of Registrant as specified in its charter)

Nevada	001-40681	35-2696895
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2500 N America Dr

West Seneca, NY 14224

888-554-8789

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven Rossi
Chairman, Chief Executive Officer and President
Worksport Ltd.

2500 N America Dr

West Seneca, NY 14224

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq.

Philip Magri, Esq.

Scot Foley, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Ave of the Americas, 31st Floor

New York, New York 10036

(212) 930-9700

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The Selling Stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 20, 2026

Up to 3,840,421 Shares of Common Stock Issuable Upon Exercise of Outstanding Warrants

WORKSPORT LTD.

This prospectus relates to the resale, from time to time, by the selling stockholder identified in this prospectus under the caption “Selling Stockholder” (the “Selling Stockholder”), or its permitted transferees, of up to 3,840,421 shares (the “Warrant Shares”) of our common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of 3,840,421 warrants (the “Inducement Warrants”) issued to the Selling Stockholder in a private offering (the “Warrant Inducement Offering”) pursuant to a Warrant Inducement Letter, dated December 11, 2025 (the “Inducement Agreement”), between the Company and the Selling Stockholder.

Pursuant to the Inducement Agreement, the Selling Stockholder agreed to exercise in cash warrants previously issued to it to purchase an aggregate of 2,194,526 shares of Common Stock with a weighted average exercise price of $6.82 per share (the “Prior Warrants”) at a reduced exercise price of $2.90 per share in exchange for the issuance of the Inducement Warrants. Each Inducement Warrant is exercisable at any time and from time to time to purchase one share of Common Stock on or after June 12, 2026 (the “Initial Exercise Date”) until the fifth anniversary of the Initial Exercise Date, or June 12, 2031, at an exercise price of $3.00 per share, subject to customary adjustments for stock splits, reorganizations, and recapitalizations. The Inducement Warrants provide that the holder may not exercise any portion of the Inducement Warrants to the extent that the holder and its affiliates would beneficially own more than 4.99% of our outstanding Common Stock immediately after such exercise, except that the holder may increase such beneficial ownership limitation to 9.99% upon at least 61 days’ prior notice to the Company.

We are registering the offer and resale of the Warrant Shares on behalf of the Selling Stockholder to satisfy our obligations under the Inducement Agreement.

The Selling Stockholder, or its pledgees, assignees, or successors-in-interest, may sell any or all of the shares covered by this prospectus in public or private transactions at prevailing market prices, fixed prices, or negotiated prices. See “Plan of Distribution” for additional information. We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the resale of the Warrant Shares by the Selling Stockholder. However, we will receive proceeds upon the cash exercise of any Inducement Warrants. See “Use of Proceeds” for more information.

We cannot predict when or in what amounts, if any, the Inducement Warrants will be exercised. We have agreed to bear all expenses incurred in connection with the registration of the Warrant Shares. The Selling Stockholder will pay or assume any discounts, commissions, or fees of underwriters, selling brokers, dealer managers, or similar expenses, if any, incurred in connection with the sale of the Warrant Shares.

Steven Rossi, our founder and Chief Executive Officer, owns 100% of our outstanding Series A Preferred Stock, which entitles him to 51% of the voting power of our outstanding voting equity. As a result, we are a “controlled company” under the corporate governance standards of The Nasdaq Stock Market LLC. Although we do not currently intend to rely on the controlled company exemptions under Nasdaq rules, we may elect to do so in the future. See “Prospectus Summary—Implications of Being a Controlled Company.”

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “WKSP.” On January 16, 2026, the last reported sale price of our Common Stock was $2.30 per share.

We are a “smaller reporting company” as defined under the federal securities laws and have elected to comply with certain reduced reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is                     , 2026.

TABLE OF CONTENTS

Preliminary Prospectus

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholder may, from time to time, offer and sell up to 3,840,421 shares of Common Stock issuable upon the exercise of outstanding Inducement Warrants. You should rely only on the information contained in this prospectus, any prospectus supplement or amendment, and the documents incorporated by reference or to which we have referred you before making any investment decision. Neither we nor the Selling Stockholder has authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement, or any amendments thereto do not constitute an offer to sell or a solicitation of an offer to purchase the Common Stock offered by this prospectus in any jurisdiction where such an offer or solicitation would be unlawful. You should not assume that the information contained in this prospectus, any prospectus supplement, or any amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, a prospectus supplement will describe the specific manner in which the shares of Common Stock may be offered and sold. A supplement may also add to, update, or change any information contained in this prospectus. In the event of any conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in the supplement. Additionally, if any statement in this prospectus is inconsistent with a statement in a later-dated document incorporated by reference, the statement in the later-dated document will modify or supersede the earlier statement.

Neither the delivery of this prospectus nor any distribution of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since such date.

We effected a 1:10 reverse stock split on March 18, 2025 (the “Reverse Stock Split”). Unless otherwise indicated, all share and per share information in this prospectus have been retroactively adjusted to reflect the Reverse Stock Split. Our consolidated financial statements and the notes thereto incorporated herein by reference does not reflect the Reverse Stock Split.

References in this prospectus to the terms “the Company,” “Worksport,” “we,” “our” and “us” or other similar terms mean Worksport Ltd. and our subsidiaries, Worksport Ontario, a Canadian corporation, Terravis Energy, Inc., a Colorado corporation, Worksport New York Operations Corporation, a New York corporation, Worksport USA Operations Corporation, a Colorado corporation, Worksport USA Holding Corporation, a Colorado corporation, and Worksport Acquisition Corporation, a Delaware corporation, unless we state otherwise or the context indicates otherwise.

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PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and the securities offered by this prospectus. This summary does not contain all of the information that may be important to you, and you should read the entire prospectus carefully, including the risks of investing in our Common Stock discussed under “Risk Factors” and the information incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission (the “SEC”). Some of the statements contained in this prospectus, including statements under “Prospectus Summary” and “Risk Factors,” as well as those incorporated herein by reference, are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed or implied by such statements.

Business Overview

We design, develop, manufacture, and sell truck bed tonneau covers and related automotive accessories, and we are expanding our operations to include clean-energy products and technologies intended for mobile, off-grid, residential, and commercial applications. Our business spans the automotive aftermarket accessories market and select clean-energy markets, and we sell our products through a combination of wholesale, dealer, distributor, and direct-to-consumer channels in North America.

Products

We have developed and are commercializing a series of soft and hard folding tonneau covers and energy products designed for mobile and off-grid use cases.

Soft Tonneau Covers

Our soft tonneau cover offerings consist primarily of vinyl-wrapped tri-fold and quad-fold tonneau covers manufactured by third-party suppliers overseas in accordance with our specifications. Soft covers include powder-coated lightweight aluminum frames, rear cam latches, quick latch functionality, and UV-protected vinyl tri-layer materials intended to seal around the truck bed and protect cargo from moisture and debris.

Tri-fold soft covers are generally positioned as lower-cost options, while quad-fold covers provide additional functionality by allowing fuller truck bed access by folding upward toward the rear window. Certain quad-fold configurations are designed to provide full bed access while limiting obstruction of the rear window in typical configurations.

Hard Tonneau Covers

Our hard folding tonneau cover offerings include tri-fold and quad-fold aluminum covers manufactured and assembled in the United States. Our hard covers incorporate Quick Latch functionality intended to allow single-sided operation. Hard cover panels are formed aluminum and are coated using proprietary finishing processes intended to enhance durability. These covers are designed to provide a low-profile appearance and are engineered to align within the truck bed for fit and ease of installation. Certain hard cover offerings may be purchased with optional rail system configurations intended to expand utility and improve weather resistance and sealing.

We continue to expand our hard cover lineup to address consumer, commercial, and fleet requirements, and we expect to continue expanding applications and fitments across major truck makes, models, and bed configurations.

Our tonneau cover portfolio includes multiple soft and hard folding platforms developed over time, including soft folding products marketed under the SC platform and hard folding products marketed under the AL and HD platforms. These product families encompass a range of tri-fold and quad-fold configurations designed to address differing customer needs related to price point, durability, access to the truck bed, and intended use, including consumer, commercial, and fleet applications. We continue to expand applications and configurations across these platforms as part of our broader product development and commercialization strategy.

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Clean-Energy Products

We are expanding beyond traditional automotive accessories into clean-energy products designed to integrate power generation and energy storage into pickup truck platforms and other mobile environments.

SOLIS™ Solar-Integrated Tonneau Cover

SOLIS™ is a folding solar-integrated tonneau cover designed to combine cargo protection with on-vehicle renewable power generation. SOLIS™ is designed to generate power that may be used to charge compatible energy storage systems or support mobile and off-grid power applications. SOLIS™ is intended for use in a variety of settings, including outdoor recreation, worksite operations, emergency preparedness, and other mobile use cases. We may offer SOLIS™ as a standalone product and/or in combination with other compatible energy products.

COR™ Portable Energy System.

COR™ is a portable energy storage system designed to store and deliver electrical power for mobile, off-grid, and backup power applications. COR™ is designed for use as a standalone power source and is also designed to integrate with SOLIS™ for certain charging and power use cases. COR™ represents the Company’s initial entry into the portable energy storage market and is intended to support a range of applications, including vocational activities, emergency backup, disaster readiness, and recreational use.

We have also developed and may offer related power management components, including charging and power regulation functionality, that may be offered as part of integrated solutions or as complementary components.

Terravis Energy™ – Aetherlux™ ZeroFrost™ Heat Pump Systems

Through our subsidiary, Terravis Energy™, we are developing and may offer the Aetherlux™ heat pump product line, incorporating our ZeroFrost™ technology, which is designed to prevent system freeze-up and maintain performance in cold-climate conditions. Aetherlux™ systems are intended to deliver high-efficiency heating and cooling while reducing energy consumption and reliance on fossil-fuel-based heating, with applications across residential, commercial, and light-industrial settings. This product line represents an expansion of the Company’s clean-energy strategy beyond mobile power systems into stationary energy efficiency and climate-control solutions.

Manufacturing, Assembly, and Operations

We utilize a hybrid manufacturing and assembly model. Our soft tonneau covers and portable energy systems are manufactured by third-party suppliers overseas in accordance with our specifications, our hard folding tonneau covers are manufactured and assembled in the United States, and our solar-integrated tonneau covers are assembled in the United States with components supplied from overseas.

We operate a manufacturing, storage, and distribution facility in West Seneca, New York and a facility in Ozark, Missouri that supports operations related to assembly, testing, and distribution activities. We continue to invest in tooling, fixtures, and process improvements intended to improve production efficiency, quality, and scalability across our product lines.

We also maintain a supplier network across multiple geographies for components used in both our tonneau covers and energy products. We believe this diversified supplier approach reduces reliance on any single supplier or region and helps mitigate geopolitical and supply chain risks.

Distribution and Sales Channels

We distribute our products in the United States and Canada through an expanding network of wholesalers, private labels, distributors, and dealers, and through online channels, including major online marketplaces and our direct-to-consumer e-commerce platform. We intend to continue expanding both business-to-business and direct-to-consumer channels. We also pursue relationships with original equipment manufacturers and fleet customers where appropriate.

Research and Development and TerraVis Energy

Research and development is an ongoing focus of our business. Our design and engineering teams are based in the United States and Canada and work on product design, materials selection, manufacturing optimization, and the development of new product platforms across our tonneau cover and clean-energy offerings. We also engage third parties from time to time to support testing, validation, and development activities.

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Through our wholly owned subsidiary, TerraVis Energy (“TerraVis”), we are developing advanced heat pump technology intended for residential, commercial, and industrial heating and cooling applications. TerraVis’s AetherLux™ platform incorporates proprietary ZeroFrost™ design features intended to address performance challenges associated with conventional heat pumps in cold-climate environments. The AetherLux™ Pro concept is designed as a combined cooling, heating, and power (“CCHP”) system and is intended to maintain operating efficiency across a wide range of temperatures by reducing or eliminating performance losses associated with frost buildup. AetherLux™ systems are being designed with scalability, integrated control functionality, and compatibility with renewable energy inputs in mind. TerraVis’s activities are currently focused on research, development, and evaluation, and these technologies have not yet been commercialized.

Intellectual Property

We seek to protect our products and technologies through a combination of patents, trademarks, design registrations, and other intellectual property rights. Our intellectual property portfolio includes patents and trademarks covering aspects of tonneau cover designs, latching mechanisms, solar integration, portable energy systems, heat pump systems and components, and related technologies.

Regulatory Considerations

Our energy storage products involve lithium-ion batteries and are subject to evolving domestic and international regulations related to the manufacture, labeling, transportation, storage, and disposal of lithium-ion battery products. We also operate in jurisdictions subject to various governmental programs, incentives, and regulatory regimes applicable to manufacturing operations and clean-energy related activities.

Competition

The markets in which we operate are competitive and include a number of established domestic and international manufacturers. In the automotive accessories market, competition includes large consolidated suppliers and smaller independent manufacturers. In portable power and clean-energy markets, competition includes a range of companies offering alternative energy generation and storage solutions. We compete primarily on product design, functionality, quality, pricing, manufacturing capabilities, intellectual property, customer support, and distribution reach.

Recent Financings and Warrant Inducement Transactions

December 2025 Warrant Inducement.

On December 11, 2025, we entered into the Inducement Agreement with the Selling Stockholder pursuant to which the Selling Stockholder agreed to exercise for cash certain outstanding warrants to purchase shares of our Common Stock in exchange for the Inducement Warrants. In connection with this transaction, the Selling Stockholder exercised warrants to purchase an aggregate of 2,194,526 shares of Common Stock at an exercise price of $2.90 per share, and we issued Inducement Warrants to purchase an aggregate of 3,840,421 shares of Common Stock at an exercise price of $3.00 per share, subject to adjustment. We received aggregate gross proceeds of approximately $6.4 million from the exercise of the outstanding warrants. This prospectus relates to the resale of the shares of Common Stock issuable upon exercise of the Inducement Warrants.

Regulation A Offering.

Between June 2025 and October 2025, we conducted a Regulation A offering pursuant to which we sold units consisting of shares of Series C Preferred Stock and accompanying warrants, generating aggregate gross proceeds of approximately $10.0 million before fees and expenses.

February 2025 Warrant Inducement.

In February 2025, we completed a warrant exercise inducement transaction relating to previously issued warrants, resulting in aggregate gross proceeds of approximately $6.7 million before fees and expenses.

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Recent Developments

Since the end of the fiscal quarter ended September 30, 2025, we have made significant progress in the commercialization and expansion of our product portfolio, including the following developments:

●	Commercial Launch of SOLIS™ and COR™ Products. On December 1, 2025, we announced the commercial launch of our SOLIS™ truck-mounted folding solar array and COR™ portable battery system, which together form a modular, vehicle-mounted clean-energy solution. The products are available for purchase through our direct-to-consumer platform.

●	Expansion of SOLIS Assembly and Distribution Operations. On November 18, 2025, we announced the opening of a newly leased facility in Missouri to support the assembly, testing, and distribution of our SOLIS™ solar-integrated tonneau cover and COR™ energy products.

●	Final Pricing and Initial Lineup for SOLIS™. On November 10, 2025, we announced final pricing and initial vehicle compatibility for our SOLIS™ solar-integrated tonneau cover in advance of its commercial launch, with initial availability covering a range of popular pickup truck models and bed configurations.

●	HD3 Heavy-Duty Tonneau Cover Commercialization. On November 25, 2025, we announced that our HD3 heavy-duty hard-folding tonneau cover entered commercial sales through our business-to-business dealer network following the commencement of production in mid-October 2025.

●	Expansion of Product Portfolio and Sales Channels. During the fourth quarter of 2025, we expanded our product offerings and sales channels with the introduction of new tonneau cover platforms and clean-energy products targeting both professional and consumer markets.

Corporate History

The Company was incorporated in the State of Nevada on April 2, 2003 under the name Franchise Holdings International, Inc. (“FNHI”). In December 2014, FNHI acquired 100% of the outstanding equity of Worksport Ltd.., an Ontario corporation formed in 2011 (“Worksport Ontario”), pursuant to which Worksport Ontario became a wholly-owned subsidiary of FNHI. In May 2020, FNHI changed its name to Worksport Ltd.

On February 25, 2025, the Board approved a certificate of change to our Articles of Incorporation to effect a reverse stock split of our issued and outstanding common stock (the “Reverse Stock Split”). On March 5, 2025, our Board of Directors determined a final split ratio of 1:10. In addition, the authorized number of shares of common stock were proportionally reduced from 299,000,000 to 29,900,000 shares in connection with the Reverse Stock Split.

On March 18, 2025, we effected the Reverse Stock Split at the ratio of 1:10, which immediately proportionally reduced the authorized number of shares of common stock from 299,000,000 to 29,900,000. Pursuant to the laws of the State of Nevada, shareholder approval was not required in order to effect the split as the Board has the authority to effect a reverse stock split without shareholder approval if the number of authorized shares of common stock is proportionally reduced as a result. No fractional shares were issued as a result of the Reverse Stock Split. Each fractional share was automatically rounded up to the next whole share. The Reverse Stock Split was undertaken in order for us to regain compliance with the minimum bid requirement under Nasdaq Listing Rule 5550(a)(2).

On April 17, 2025, our Board and majority shareholder approved an amendment to our amended and restated articles of incorporation (the “Articles of Incorporation”) to increase the total number of authorized shares of capital stock from 30,900,000 to 55,000,000, consisting of an increase in the authorized number of shares of Common Stock from 29,900,000 to 45,000,000 and an increase in the authorized number of shares of preferred stock from 1,000,000 to 10,000,000. We filed the amendment to the Articles of Incorporation on May 19, 2025, effective as of May 19, 2025.

We conduct our operations through a number of wholly owned subsidiaries in the United States and Canada, including entities focused on the design, manufacturing, assembly, and distribution of truck bed covers and related automotive accessories. We have also expanded into clean-energy technologies through our subsidiary TerraVis Energy, which is focused on the research and development of next-generation heating and energy solutions, including advanced heat pump technologies. In addition, we are developing solar-integrated tonneau covers and portable energy systems as part of our broader clean-energy product strategy.

●	TerraVis Energy, Inc. was incorporated in the State of Colorado on May 24, 2021. On August 20, 2021, the Company was issued 100 shares of Common Stock at par value of $0.0001 per share. On January 20, 2022, TerraVis issued an additional 9,999,900 shares of Common Stock to the Company at a par value of $0.0001. On November 4, 2022, Steven Rossi, Worksport’s Chairman, President and Chief Executive Officer, was issued 1,000 shares of Series A Preferred Stock of TerraVis at par value of $0.0001, representing 100% of the authorized Series A Preferred Stock, in consideration for services rendered. The shares of Series A Preferred Stock vote together with the Common Stock of TerraVis, unless prohibited by law, and have 51% voting power, regardless of how many shares of Series A Preferred Stock are outstanding.

●	Worksport USA Operations Corporation was incorporated in the State of Colorado on March 23, 2022 and is a wholly-owned subsidiary of the Company.

●	Worksport New York Operations Corporation was incorporated in the State of New York on March 31, 2022 and is a wholly-owned subsidiary of the Company.

Available Information

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are filed with the SEC. Such reports and other information filed by us with the SEC are available free of charge at investors.worksport.com/stock-information when such reports are available on the SEC’s website. We periodically provide certain information for investors on our corporate website, worksport.com, and our investor relations website, investors.worksport.com. This includes press releases and other information about financial performance, information on environmental, social and governance matters, and details related to our annual meeting of shareholders. The information contained on the websites referenced in this prospectus is not incorporated by reference into this filing. Further, our references to website URLs are intended to be inactive textual references only.

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Executive Offices

Our principal corporate office and manufacturing, storage, and distribution facility is located at 2500 N. America Dr., West Seneca, NY 14224, U.S. We additionally have a U.S.-based R&D facility located at 967 W. State Hwy NN, Suite(s) C, D, E & F, Ozark, MO 65721. In addition, TerraVis has a location at 391 Steelcase Road, West, Unit 17, Markham, ON L3R 3V9.

Our main telephone number is (888) 554-8789, and our main website is www.worksport.com. The contents of our website are not incorporated by reference into this prospectus.

Summary of Risks Associated with Our Business

An investment in our securities involves a high degree of risk. The risks described below are a summary of certain material risks we face and are not the only risks we face. You should carefully consider these risks together with the more detailed discussion of risks contained under the heading “Risk Factors” beginning on page 8 of this prospectus and in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, before making an investment decision.

●	Our auditors have expressed substantial doubt about our ability to continue as a going concern. We have a history of operating losses, an accumulated deficit, and have relied primarily on equity and debt financings to fund our operations. Our ability to continue as a going concern depends on our ability to generate positive cash flows from operations and to obtain additional financing on acceptable terms, if at all.

●	We will require additional capital to fund our operations and growth, and such financing may not be available on acceptable terms. Any future equity or equity-linked financing would be dilutive to existing stockholders, and debt financing could impose restrictive covenants and repayment obligations.

●	The market price of our Common Stock may not exceed the exercise price of the Inducement Warrants, and the Inducement Warrants may not be exercised for cash. If the Inducement Warrants are not exercised for cash, we will not receive proceeds from such warrants, which could adversely affect our liquidity and capital resources.

●	Sales of a substantial number of shares by the Selling Stockholder could cause the market price of our Common Stock to decline. The resale of shares registered under this prospectus, or the perception that such sales may occur, could adversely affect the market price of our Common Stock.

●	The trading price of our Common Stock has been volatile and may continue to be volatile, and we may be unable to maintain compliance with Nasdaq’s continued listing requirements. If our Common Stock falls below the $1.00 minimum bid price and we are unable to regain compliance with Nasdaq listing standards, our Common Stock could be delisted, which would materially adversely affect its liquidity and market value.

●	Our Chief Executive Officer and Chairman has significant voting control, which limits the ability of other stockholders to influence corporate matters. This concentration of voting power could discourage or prevent transactions that some stockholders may consider favorable.

●	We do not expect to pay dividends on our Common Stock in the foreseeable future. As a result, investors must rely on appreciation in the trading price of our Common Stock for any return on their investment.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” as defined in the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our Common Stock) or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Implications of Being a Controlled Company

Our President, Chief Executive Officer and Chairman of the Board of Directors, Steven Rossi, owns 100% of our outstanding Series A Preferred Stock, which under the Certificate of Designation of the Series A Preferred Stock entitles him to 51% of the total voting power of our outstanding voting equity, effectively renders Worksport a “controlled company” within Nasdaq’s regulatory framework. According to the Nasdaq Marketplace Rules, a “controlled company” is defined as a company in which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company.

The Nasdaq Marketplace Rules provide controlled companies with exemptions from certain corporate governance requirements, including the requirements (i) that a majority of the Board consist of independent directors, (ii) to have a governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (iii) to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (iv) that the compensation committee considers certain independence factors when engaging legal counsel and other committee advisors and (v) for an annual performance evaluation of the governance and compensation committees.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of the Board might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

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THE OFFERING

Number of Common Stock registered by us on behalf of the Selling Stockholder named in this prospectus	3,840,421 shares issuable upon exercise of the Inducement Warrants.

Common Stock outstanding after this offering(1)	13,655,286 shares, assuming all of the Warrants are exercised.

Use of Proceeds	We will not receive any proceeds from the Common Stock offered by the Selling Stockholder under this prospectus. However, we will receive the proceeds of any cash exercise of the Inducement Warrants. If all of the Inducement Warrants are exercised for cash, we will receive net proceeds of approximately $11.5 million. We intend to use the net proceeds from any cash exercise of the Inducement Warrants for working capital and general corporate purposes. See “Use of Proceeds.”

Market for Common Stock	Our Common Stock is listed on Nasdaq under the symbol “WKSP.” On January 16, 2026, the last reported sale price of our Common Stock on Nasdaq was $2.30 per share. There is no market for the Inducement Warrants, and we do not intend to apply to list them on any exchange or to have them quoted on an interdealer quotation system.

Risk Factors	See “Risk Factors” beginning on page 8 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

(1)	Based on 9,814,865 shares of Common Stock outstanding on January 20, 2026. The number of shares of Common Stock outstanding after this offering excludes the following:

●	59,250 shares of our Common Stock issuable pursuant to options granted pursuant to the Worksport 2015 Equity Incentive Plan with a weighted exercise of $8.10 per share, of which a total of 45,500 option shares have vested;

●	18,000 shares of our Common Stock issuable pursuant to options granted pursuant to the Worksport 2021 Equity Incentive Plan with a weighted exercise of $7.27 per share, of which a total of 18,000 have vested;

●	299,232 shares of our Common Stock issuable pursuant to options granted pursuant to the Worksport 2022 Equity Incentive Plan with a weighted exercise of $5.33 per share, of which a total of 122,991 option shares have vested;

●	30,000 shares of Common Stock underlying performance stock units (“PSUs”), granted pursuant to the Worksport 2022 Equity Incentive Plan, of which 7,500 PSUs have vested;

●	230,252 shares of Common Stock underlying restricted stock units, of which 3,192 will vest between February 28, 2026 and August 31, 2026.

●	803,440 of our Common Stock issuable pursuant to options granted with a weighted exercise of $5.26 per share, of which a total of 100,000 option shares have vested;

●	60,000 shares of our Common Stock issuable upon the exercise of warrants issued with an exercise price of $40.00, expiring on December 31, 2026;

●	190,000 shares of our Common Stock issuable upon the exercise of warrants issued with an exercise price of $4.00, expiring on September 21, 2029;

●	3,066,838 of our Common Stock issuable upon the exercise of warrants issued in connection with our Regulation A offering, expiring between June 2028 and October 2028; and

●	642,000 shares of Common Stock underlying warrants that have been exercised of which shares have not been issued yet.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any free writing prospectus, before deciding whether to purchase our securities in this offering. All of these risk factors are incorporated herein in their entirety. The risks described below and incorporated by reference are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our Common Stock and the value of the warrants to decline, resulting in a loss of all or part of your investment.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm’s report on our audited financial statements includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. We have a history of operating losses, have never generated a profit, and have relied primarily on equity and debt financings to fund our operations. For the nine months ended September 30, 2025, we incurred a net loss of approximately $13.1 million, and as of September 30, 2025, we had an accumulated deficit of approximately $77.6 million and cash and cash equivalents of approximately $3.8 million. We also had availability on our revolving line of credit of approximately $3.3 million.

Our ability to continue as a going concern depends on our ability to generate positive cash flows from operations and to obtain additional financing on acceptable terms, if at all. We expect to continue to incur operating losses as we scale our operations and invest in product development, manufacturing, and commercialization. There can be no assurance that we will achieve profitability or generate sufficient cash flows from operations in the future. If we are unable to obtain additional financing when needed, our liquidity, financial condition, and ability to continue operations could be materially and adversely affected.

We will require additional capital to fund our operations, and such capital may not be available on acceptable terms, or at all.

We expect to require additional capital to fund working capital needs, capital expenditures, product development, manufacturing scale-up, sales and marketing activities, and ongoing operating losses. Our future capital requirements will depend on many factors, including the pace of commercialization of our products, customer demand, manufacturing costs, and operating expenses.

Additional financing may not be available when needed or on terms acceptable to us. Any future equity or equity-linked financing would dilute existing stockholders, and debt financing could impose restrictive covenants, require significant cash payments, or limit our operational flexibility. If we are unable to obtain sufficient capital to support our operations and growth strategy, our business, financial condition, and results of operations could be materially and adversely affected.

The market price of our Common Stock may not exceed the exercise price of the Inducement Warrants, and the Inducement Warrants may not be exercised for cash.

The exercise price of the Inducement Warrants is $3.00 per share. If the market price of our Common Stock does not exceed the exercise price during the exercise period, holders of the Inducement Warrants may be unlikely to exercise the Inducement Warrants for cash. As a result, we may not receive any cash proceeds from the exercise of the Inducement Warrants, which could adversely affect our liquidity and capital resources.

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Sales of a substantial number of shares by the Selling Stockholder could adversely affect the market price of our Common Stock.

The Selling Stockholder may sell a significant number of shares of our Common Stock into the public market. Such sales, or the perception that such sales may occur, could adversely affect the market price of our Common Stock or increase volatility. The Selling Stockholder is not restricted as to the timing or amount of sales, and we cannot predict the effect that such sales may have on the trading price of our Common Stock.

The trading price of our Common Stock has been volatile and may continue to be volatile.

The trading price of our Common Stock has experienced significant volatility and may continue to fluctuate in response to various factors, including sales of shares by the Selling Stockholder, the exercise or potential exercise of warrants, general market conditions, and other factors beyond our control. As a result, investors may experience losses regardless of our operating performance.

If we are unable to maintain compliance with Nasdaq’s minimum bid price requirement, we could be delisted, and Nasdaq rules may limit our ability to regain compliance through a reverse stock split.

Our Common Stock is listed on The Nasdaq Capital Market, which requires listed companies to maintain a minimum bid price of $1.00 per share. In March 2025, we effected a 1-for-10 reverse stock split in order to regain compliance with this requirement. There can be no assurance that we will be able to maintain compliance with the minimum bid price requirement in the future.

Nasdaq rules limit the ability of companies that have effected a recent reverse stock split to regain compliance with the minimum bid price requirement through an additional reverse stock split within a specified period. As a result, if our Common Stock were again to fall below the minimum bid price requirement and we were unable to regain compliance through other means, we could be subject to delisting from Nasdaq. A delisting could materially and adversely affect the liquidity, market price, and trading volume of our Common Stock and could impair our ability to raise capital.

Future equity or equity-linked financings could result in further dilution to our stockholders.

We may seek to raise additional capital through equity or equity-linked financings in the future. The issuance of additional shares of Common Stock or securities convertible into or exercisable for Common Stock could dilute existing stockholders and place downward pressure on the market price of our Common Stock.

We do not intend to pay dividends on our Common Stock in the foreseeable future.

We currently intend to retain any future earnings to fund operations and growth and do not expect to pay cash dividends on our Common Stock in the foreseeable future. Accordingly, investors must rely on appreciation in the market price of our Common Stock for any return on their investment.

We are a controlled company, and our Chief Executive Officer and Chairman controls a majority of the voting power of our outstanding voting equity.

Our Chief Executive Officer and Chairman owns 100% of our outstanding Series A Preferred Stock, which entitles him to 51% of the voting power of our outstanding voting equity. As a result, he has the ability to control the outcome of matters submitted to our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of voting control may discourage or prevent transactions that could otherwise benefit stockholders and may adversely affect the trading price of our Common Stock.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and therein, and other written and oral statements we make from time to time contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert, or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, our business strategy, our research and development, our product development efforts, our ability to commercialize our product candidates, the activities of our licensees, our prospects for initiating partnerships or collaborations, the timing of the introduction of products, the effect of new accounting pronouncements, uncertainty regarding our future operating results and our profitability, anticipated sources of funds as well as our plans, objectives, expectations and intentions.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business that we believe could cause actual results to differ materially from any forward-looking statement in the “Risk Factors” sections of this prospectus and the documents incorporated by reference herein including, but not limited to, the risk factors incorporated by reference from our filings with the SEC. We encourage you to read those descriptions carefully. Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved. We caution investors not to place significant reliance on forward-looking statements; such statements need to be evaluated in light of all the information contained and incorporated by reference in this prospectus. Furthermore, the statements speak only as of the date of each document, and we undertake no obligation to update or revise these statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares underlying the Inducement Warrants by the Selling Stockholder. However, we will receive proceeds from the exercise of the Inducement Warrants by the Selling Stockholder to the extent they are exercised for cash. We estimate that the net proceeds that we would receive from the exercise of the Inducement Warrants, assuming all the Inducement Warrants are exercised at their respective exercise prices of $3.00 per share, will be approximately $11.5 million. We do not know, however, whether any of the Inducement Warrants will be exercised or, if any of the Inducement Warrants are exercised, when they will be exercised. It is possible that the Inducement Warrants will expire and never be exercised. There are circumstances under which the Inducement Warrants may be exercised on a cashless basis. In these circumstances, even if the Inducement Warrants are exercised, we may not receive any proceeds, or the proceeds that we do receive may be significantly less than what we might expect. We intend to use the aggregate net proceeds from the exercise of the Inducement Warrants for general corporate and working capital purposes. The actual allocation of proceeds realized from the exercise of these Inducement Warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. The Selling Stockholder will pay any expenses incurred by the Selling Stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholder in disposing of its shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock. We intend to retain future earnings, if any, to finance the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our financial condition, results of operations, capital requirements, business prospects and other factors our Board deems relevant, and subject to the restrictions contained in any future financing instruments.

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PRIVATE PLACEMENT OF INDUCMENT WARRANTS

Issuance and Inducement Transaction

The Inducement Warrants were issued in a private offering (the “Warrant Inducement Offering”) pursuant to a Warrant Inducement Letter, dated December 11, 2025 (the “Inducement Agreement”), between the Company and the Selling Stockholder, which was the holder of the Prior Warrants. The Inducement Warrants were issued in connection with an inducement transaction pursuant to which the Selling Stockholder agreed to exercise certain outstanding warrants previously issued by the Company.

Pursuant to the Inducement Agreement, the Selling Stockholder agreed to exercise warrants previously issued to purchase an aggregate of 2,194,526 shares of the Company’s Common Stock (the “Prior Warrants”) at a reduced exercise price of $2.90 per share, payable in cash. The Prior Warrants had a weighted average exercise price of $6.82 per share. In exchange for such cash exercise, the Company issued 3,840,421 Inducement Warrants to the Selling Stockholder.

Number of Shares; Exercise Price

The Inducement Warrants are exercisable for an aggregate of 3,840,421 shares of Common Stock at an exercise price of $3.00 per share, subject to adjustment as described below.

Term; Exercisability

Each Inducement Warrant is exercisable at any time and from time to time on or after June 12, 2026 (the “Initial Exercise Date”) and will expire on the fifth anniversary of the Initial Exercise Date, or June 12, 2031.

The Inducement Warrants are exercisable, at the option of the holder, in whole or in part, by delivery of a duly executed notice of exercise and payment of the applicable exercise price in cash or, in certain circumstances, on a cashless basis.

Cashless Exercise

If at the time of exercise there is no effective registration statement registering, or no current prospectus available for the resale of, the shares of common stock issuable upon exercise of the Inducement Warrants, the holder may elect to exercise the Inducement Warrants on a cashless basis. In such event, the holder will receive a number of shares of common stock determined in accordance with a formula based on the market price of the Company’s Common Stock at the time of exercise, as set forth in the Inducement Warrants.

Beneficial Ownership Limitation

The Inducement Warrants provide that the holder may not exercise any portion of the Inducement Warrants to the extent that the holder and its affiliates would beneficially own more than 4.99% of the Company’s outstanding shares of Common Stock immediately after giving effect to such exercise.

The holder may increase the beneficial ownership limitation to up to 9.99% of the outstanding shares of Common Stock upon at least 61 days’ prior notice to the Company.

Anti-Dilution Adjustments

The Inducement Warrants contain customary anti-dilution provisions providing for proportional adjustments to the exercise price and the number of shares of Common Stock issuable upon exercise in the event of stock splits, stock dividends, reorganizations, recapitalizations or similar transactions.

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Fundamental Transactions

The Inducement Warrants contain customary provisions that apply upon the occurrence of certain “Fundamental Transactions.” A Fundamental Transaction includes, among other things: (i) any merger or consolidation of the Company with or into another entity, (ii) any sale, lease, license, transfer or other disposition of all or substantially all of the Company’s assets, (iii) the completion of a tender offer or exchange offer pursuant to which holders of the Company’s Common Stock are permitted to tender or exchange their shares for other securities, cash or property and which is accepted by holders of more than 50% of the Company’s outstanding Common Stock, (iv) any reclassification, recapitalization or reorganization of the Company’s Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into or exchanged for other securities, cash or property, or (v) any stock or share purchase agreement or other business combination pursuant to which another person or group acquires more than 50% of the Company’s outstanding Common Stock.

Upon the occurrence of a Fundamental Transaction, and upon any subsequent exercise of the Inducement Warrants, the holder will be entitled to receive, for each share of Common Stock issuable upon exercise of the Inducement Warrants immediately prior to such Fundamental Transaction, the same type and amount of securities, cash or other property (the “Alternate Consideration”) that the holder would have received if the Inducement Warrants had been exercised immediately prior to the consummation of such Fundamental Transaction. If holders of the Company’s Common Stock are given a choice of consideration in connection with a Fundamental Transaction, the holder of the Inducement Warrants will be entitled to make the same election upon exercise of the Inducement Warrants.

In connection with a Fundamental Transaction, the exercise price of the Inducement Warrants will be equitably adjusted to reflect the value of the Alternate Consideration, and the Company is required to allocate the exercise price among the components of the Alternate Consideration in a reasonable manner reflecting their relative values.

In addition, upon the occurrence of a Fundamental Transaction, the Company or any successor entity will be required to assume the Company’s obligations under the Inducement Warrants. The holder will also be entitled, in certain circumstances and at its election, to require the Company or the successor entity to repurchase the unexercised portion of the Inducement Warrants for cash equal to the Black-Scholes value of the remaining unexercised portion of the Inducement Warrants, calculated as of the date of consummation of the Fundamental Transaction using the Black-Scholes option pricing model and assumptions specified in the Inducement Warrants.

If the Fundamental Transaction is not within the Company’s control, including where such transaction is not approved by the Company’s board of directors, the holder’s entitlement will be limited to receiving the same form and proportion of consideration, valued on a Black-Scholes basis, that is paid to holders of the Company’s Common Stock in connection with such Fundamental Transaction.

The holder may exercise these rights concurrently with, or within a specified period following, the consummation of the Fundamental Transaction or the public announcement thereof, as provided in the Inducement Warrants. These provisions are intended to preserve the economic value of the Inducement Warrants in the event of a change in control or similar transaction.

Rights as a Stockholder

The Inducement Warrants do not confer any voting rights or rights to receive dividends prior to exercise. The holder of the Inducement Warrants will not have any of the rights of a holder of the Company’s Common Stock until such holder exercises the Inducement Warrants.

Waivers and Amendments

The Inducement Warrants may be modified or amended or the provisions of the Inducement Warrants waived with the Company’s and the holder’s written consent.

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Exchange Listing

There is no established trading market for the Inducement Warrants, and the Company does not expect a market to develop. The Company does not intend to apply for the listing of the Inducement Warrants on any national securities exchange or other trading market.

Resale Registration; Proceeds

Pursuant to the Inducement Agreement, the Company agreed to file a registration statement to register the resale of the Warrant Shares and to use commercially reasonable efforts to cause such registration statement to be declared effective and to maintain its effectiveness until such time as the Selling Stockholder no longer owns any Inducement Warrants or shares issued upon exercise thereof.

The Company will not receive any proceeds from the resale of the shares of Common Stock by the Selling Stockholder pursuant to this prospectus. However, the Company will receive proceeds from the cash exercise of any Inducement Warrants.

The description above is a summary of the material terms of the Inducement Warrant and is qualified in its entirety by reference to the form of Inducement Warrant filed as Exhibit 10.56 to a registration statement of which this prospectus forms a part and is incorporated by reference herein.

SELLING STOCKHOLDER

The shares of Common Stock being offered by the Selling Stockholder are those issuable to the Selling Stockholder, upon exercise of the Inducement Warrants. For additional information regarding the issuances of the Inducement Warrants, see “Private Placement of Inducement Warrants” above. We are registering the Warrant Shares in order to permit the Selling Stockholder to offer the shares for resale from time to time. In addition to the ownership of the shares of Common Stock and the Inducement Warrants, the Selling Stockholder has had material relationships with us within the past three years.

Beneficial ownership under the Exchange Act is determined based on the rules and regulations set forth by the SEC. Specifically, beneficial ownership is calculated by taking into account not only shares of stock directly held by an individual or entity, but also shares that the individual or entity has the right to acquire within 60 days through the exercise of any option, warrant, or right, or through the conversion of a convertible security. This encompasses shares over which the individual or entity has sole or shared voting or investment power. The rules are designed to provide a comprehensive understanding of an individual’s or entity’s potential influence over a company by including both direct holdings and those shares that can be acquired in the near term.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholder. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholder, based on its ownership of the shares of Common Stock, Inducement Warrants, and other warrants, as of January 20, 2026, assuming the exercise of the Inducement Warrants held by the Selling Stockholder on that date, without regard to any limitations on exercises. The third column lists the Warrant Shares offered by this prospectus by the Selling Stockholder. The fourth and fifth columns assume the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

In accordance with the terms of the Inducement Letter with the Selling Stockholder, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Inducement Warrants.

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Under the terms of the Inducement Warrants, the Selling Stockholder may not exercise the Inducement Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Inducement Warrants which have not been exercised. The number of shares in the table below does not reflect this limitation. The Selling Stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Shares of Common Stock Beneficially Owned after Offering	Percentage of Shares of Common Stock Beneficially Owned after Offering(1)
Armistice Capital, LLC(2)	9,090,449	(3)	50.14%	3,840,421	(4)	5,250,028	28.96%

(1)	Based on 9,814,865 shares of Common Stock outstanding as of January 20, 2026 for purposes of the “Beneficially Owned Prior to Offering” columns and 13,655,286 shares of Common Stock outstanding assuming the sale of all shares offered hereby for purposes of the “Beneficially Owned After Offering Assuming Sale of All Shares Offered” columns. The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes shares as to which a person has sole or shared voting or investment power, as well as shares that such person has the right to acquire within 60 days of January 20, 2026 through the exercise of stock options, warrants or other rights, or the conversion of securities. Any shares that a person has the right to acquire within 60 days are deemed to be outstanding for purposes of calculating such person’s beneficial ownership, but are not deemed to be outstanding for purposes of calculating the beneficial ownership of any other person.

(2)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Consists of (i) 775,956 shares of Common Stock, (ii) 4,474,072 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants and (iii) 3,840,421 shares of Common Stock issuable upon the exercise of Inducement Warrants being registered for resale on behalf of the Selling Stockholder pursuant to the registration statement of which this prospectus forms a part. The Pre-Funded Warrants and the Inducement Warrants are subject to beneficial ownership limitations of 4.99% and 9.99%, respectively, which restrict the Selling Stockholder from exercising such warrants to the extent that such exercise would result in the Selling Stockholder and its affiliates beneficially owning more than the applicable beneficial ownership limitation. The Selling Stockholder may increase the beneficial ownership limitation applicable to the Inducement Warrants to 9.99% upon at least 61 days’ prior written notice to the Company.

(4)	Represents 3,840,421 shares of Common Stock issuable upon the exercise of the Inducement Warrants. The Inducement Warrants are subject to a beneficial ownership limitation that prohibits the Selling Stockholder from exercising the Inducement Warrants to the extent that, after giving effect to such exercise, the Selling Stockholder and its affiliates would beneficially own more than 4.99% of the Company’s outstanding shares of Common Stock. The Selling Stockholder may increase this beneficial ownership limitation to up to 9.99% upon at least 61 days’ prior notice to the Company. The beneficial ownership reported in this table assumes full exercise of the Inducement Warrants and does not reflect the application of the beneficial ownership limitation.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, donees, transferees, assignees, designees and other successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which our Common Stock is traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholder and any permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	through brokers or dealers (who may act as agent or principal and who may receive compensation in the form of discounts, concessions or commissions from such Selling Stockholder, the purchaser or such other persons who may be effecting such sales, which discounts, concessions or commissions as to any particular broker or dealer may be in excess of those customary to the types of transactions involved) for resale to the public or to institutional investors at various times;

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●	through negotiated transactions, including, but not limited to, block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

●	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices;

●	in privately negotiated transactions other than exchange or quotation service transactions;

●	short sales, purchases or sales of put, call or other types of options, forward delivery contracts, swaps, offerings of structured equity-linked securities or other derivative transactions or securities;

●	hedging transactions, including, but not limited to:

●	transactions with a broker-dealer or its affiliate, whereby the broker-dealer or its affiliate will engage in short sales of shares and may use shares held by such selling shareholder to close out its short position;

●	options or other types of transactions that require the delivery of shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the shares; or

●	loans or pledges of shares to a broker-dealer or an affiliate, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares;

●	through offerings of securities exercisable, convertible or exchangeable for shares, including, without limitation, securities issued by trusts, investment companies or other entities;

●	offerings directly to one or more purchasers, including institutional investors;

●	through ordinary brokerage transactions and transactions in which a broker solicits purchasers;

●	through distribution to the security holders of the Selling Stockholder;

●	by pledge to secure debts and other obligations;

●	through a combination of any such methods of sale; or

●	through any other method permitted under applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

There can be no assurance that the Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus form a part.

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In addition, the Selling Stockholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Stockholder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the Selling Stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by the Company incident to the registration of the Securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Company shall not be responsible for any of the Selling Stockholder’s selling costs incurred pursuant to any available method provided hereunder for selling securities.

We agreed to keep the registration statement of which this prospectus forms a part effective until the date the Selling Stockholder does not own any Inducement Warrants or Warrant Shares. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF CAPITAL STOCK

The following description of our Common Stock summarizes the material terms and provisions and may not contain all the information that is important to you. For the complete terms of our Common Stock, please refer to our Articles of Incorporation and our amended and restated bylaws (“Bylaws”), which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.” The Nevada Revised Statutes (“NRS”) may also affect the terms of these securities. The summary below is qualified in its entirety by reference to our Articles of Incorporation and Bylaws, each as in effect at the time of any offering of securities under this prospectus.

As of January 20, 2026, our authorized capital stock consists of 45,000,000 shares of Common Stock, par value $0.001 per share, of which 9,814,865 shares were issued and outstanding and held of record by 172 stockholders, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which (i) 100 have been designated as Series A Preferred Stock, with 100 shares of Series A Preferred Stock issued and outstanding; (ii) 100,000 shares have been designated as Series B Preferred Stock, with none issued and outstanding; and (c) up to 3,100,000 shares have been designated as Series C Preferred Stock, with 3,074,588 shares of Series C Preferred Stock issued, 2,639,224 shares of Series C Preferred Stock converted to common stock at the shareholder’s request and 435,364 shares of Series C Preferred Stock issued and outstanding.

The holders of the Series A Preferred Stock are not entitled to dividends or to receive distributions in the event of liquidation, dissolution or winding up of the Company, either voluntary or involuntary. As of the date of this prospectus, there were 100 shares of Series A Preferred Stock outstanding, all of which were owned by Steve Rossi, our Chief Executive Officer and President and Chairman.

In addition, as of January 20, 2026, there were 2,332,174 shares of Common Stock underlying outstanding options, warrants, restricted stock units and performance stock units. The authorized and unissued shares of Common Stock and preferred stock are available for issuance without further action by our stockholders.

Inducement Warrants

Please see “Private Placement of Inducement Warrants” for a description of the Inducement Warrants.

Common Stock

Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably any dividends, as may be declared by the Board out of funds legally available therefor, subject to the rights of the holders of preferred stock. Upon the liquidation, dissolution or winding up of our Company, the holders of Common Stock are entitled to receive ratably our net assets available after the payment of our debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable.

In the event of our liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

We have never declared or paid any cash dividends on our Common Stock. We have no present plan to declare and pay any dividends on our Common Stock in the near future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. Any future determination to pay dividends will be at the discretion of our Board, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board considers relevant.

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Preferred Stock

Our Articles of Incorporation authorizes the issuance of 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, of which there are 100 shares of Series A Preferred Stock outstanding, no shares of Series B Preferred Stock outstanding, and 435,364 shares of Series C Preferred Stock outstanding.

The Board may provide for the issue of any or all of the unissued and undesignated shares of the preferred stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by law, without stockholder approval.

Our Board has the right to establish one or more series of preferred stock without stockholder approval. Unless required by law or by any stock exchange on which our Common Stock is listed, the authorized shares of preferred stock will be available for issuance at the discretion of our Board without further action by our stockholders. Our Board is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate, if any, of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our Company;

●	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our Company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates and provisions for any adjustments to such prices or rates, the date or dates as of which the shares will be convertible, and all other terms and conditions upon which the conversion may be made;

●	the ranking of such series with respect to dividends and amounts payable on our liquidation, dissolution or winding-up, which may include provisions that such series will rank senior to our Common Stock with respect to dividends and those distributions;

●	restrictions on the issuance of shares of the same series or any other class or series; or

●	voting rights, if any, of the holders of the series.

The issuance of preferred stock could adversely affect, among other things, the voting power of holders of Common Stock and the likelihood that stockholders will receive dividend payments and payments upon our liquidation, dissolution or winding up. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of us.

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A prospectus supplement relating to any series of preferred stock being offered will include specific terms related to the offering. They will include, where applicable:

●	the title and stated value of the series of preferred stock and the number of shares constituting that series;

●	the number of shares of the series of preferred stock offered, the liquidation preference per share and the offering price of the shares of preferred stock;

●	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for those values relating to the shares of preferred stock of the series;

●	the date from which dividends on shares of preferred stock of the series shall cumulate, if applicable;

●	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

●	the procedures for any auction and remarketing, if any, for shares of preferred stock of the series;

●	the provision for redemption or repurchase, if applicable, of shares of preferred stock of the series;

●	any listing of the series of shares of preferred stock on any securities exchange;

●	the terms and conditions, if applicable, upon which shares of preferred stock of the series will be convertible into shares of preferred stock of another series or Common Stock, including the conversion price, or manner of calculating the conversion price;

●	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

●	voting rights, if any, of the preferred stock;

●	restrictions on transfer, sale or other assignment, if any;

●	whether interests in shares of preferred stock of the series will be represented by global securities;

●	any other specific terms, preferences, rights, limitations or restrictions of the series of shares of preferred stock;

●	a discussion of any material United States federal income tax consequences of owning or disposing of the shares of preferred stock of the series;

●	the relative ranking and preferences of shares of preferred stock of the series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

●	any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with the series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Series A Preferred Stock

We are authorized to issue up to 100 shares of Series A Preferred Stock, and have done so. All 100 outstanding shares of Series A Preferred Stock are held by Steven Rossi, the Company’s Chief Executive Officer. The Series A Preferred Stock is entitled to 51% of the total power of the Company regardless of the number of shares of Series A Preferred Stock that are outstanding. The Series A Preferred Stock are not: (i) convertible into any other securities of the Company, (ii) entitled to dividends or (iii) to receive any distributions in the event of a liquidation or winding up of the Company.

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Series B Preferred Stock

We are authorized to issue up to 100,000 shares of our Series B Preferred Stock.

The holders of the Series B Preferred Stock are entitled to receive dividends upon payment of any dividend on the Common Stock of the Company as if the Series B Preferred Stock had been converted into Common Stock.

In the event of the liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series B Preferred Stock are entitled to receive prior and in preference to any distribution of the assets of the Company to the holders of the Common Stock an amount per share equal to the price per share actually paid to the Company upon the initial issuance of Series B Preferred Stock plus any declared but unpaid dividends.

The Series B Preferred Stock is not convertible nor non-redeemable. Each outstanding share of Series B Preferred Stock is entitled to vote on any matter put forth to the holders of the Common Stock equal to the number of shares of Common Stock divided by the original issue price of each share of Series B Preferred Stock divided by $0.000000001.

As of the date of this prospectus, there were no shares of Series B Preferred Stock nor any securities convertible into shares of Series B Preferred Stock outstanding.

Series C Preferred Stock

We are authorized to issue up to 3,100,000 shares of our Series C Preferred Stock. The following is a summary of the material terms of our Series C Preferred Stock.

From June 2025 to October 2025, Worksport conducted a Regulation A offering pursuant to an offering statement on Form 1-A (File No. 024-12604) qualified by the SEC on May 7, 2025. In the offering, we sold and issued an aggregate of 3,074,588 units for $3.25 per unit. Each unit consisted of one share of Series C Preferred Stock and one warrant for the right to purchase one (1) share of Common Stock at an exercise price of $4.50 per share from the date of issuance until the third day of issuance.

Ranking. The Series C Preferred Stock, as to dividend rights and rights upon our liquidation, dissolution or winding-up, ranks senior to all classes or series of our Common Stock. The terms of the Series C Preferred Stock will not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our Series C Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

Dividends. Holders of our Series C Preferred Stock are entitled to receive, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.0% of the $3.25 liquidation preference per year, for a period of two (2) years (equivalent to $0.26 per year), payable monthly in arrears on the 15th day of January, April, July and October. Dividends on the Series A Preferred Stock accumulate whether or not we are able to pay such dividends under certain of our agreements or even if such dividends are legally restricted or prohibited. We will not pay or declare and set apart for payment any dividends (other than a dividend paid in Common Stock or other stock ranking junior to the Series C Preferred Stock) on our Common Stock or other stock that ranks junior to or on parity with the Series C Preferred Stock unless we also have either paid or declared and set apart for payment full cumulative dividends on the Series C Preferred Stock for all past dividend periods.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Series C Preferred Stock are entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $3.25, plus an amount equal to any accumulated and unpaid dividends to the date of payment, before any distribution or payment may be made to holders of shares of Common Stock or any other class or series of our equity securities ranking junior to the Series C Preferred Stock.

Maturity Date. The shares of our Series C Preferred Stock have no maturity date, and we will not be required to redeem shares of our Series C Preferred Stock at any time except as otherwise described under the caption “Series C Preferred Warrant Share Call Rights.” Accordingly, the shares of our Series C Preferred Stock will remain outstanding indefinitely unless we decide, at our option, to exercise our call right or the holder exercises their put right.

Optional and Mandatory Conversion. At any time after issuance, our Series C Preferred Stock are convertible into one (1) share of our Common Stock at the option of the holder. The shares underlying the Series C Preferred Stock will be qualified in this Offering. At any time after issuance, upon the occurrence of any of the following events, the Company shall have the right to direct the mandatory conversion of the Series C Preferred Stock: (i) a change in control; (ii) if the price of the Common Stock closes at or above $5.00 per share for 10 consecutive trading days; and (iii) if the Company consummates a firm commitment public offering of Common Stock for gross proceeds of at least $15 million at an offering price per share equal to or greater than $5.00. In addition, on the date that is two (2) years from the final closing of this offering, any outstanding shares of Series C Preferred Stock will automatically convert into shares of Common Stock.

Limited Voting Rights. The holders of our Series C Preferred Stock generally have no voting rights. In the future, we may not authorize or issue any class or series of equity securities ranking senior to the Series C Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior equity securities) or amend our amended and restated articles of incorporation, as amended (whether by merger, consolidation or otherwise), to materially, and adversely change the terms of the Series C Preferred Stock without the affirmative vote of at least a majority of the votes entitled to be cast on such matter by holders of our outstanding shares of Series C Preferred Stock, voting together as a class.

As of January 20, 2025, there are 435,364 shares of Series C Preferred Stock outstanding.

Possible Anti-Takeover Effects of Nevada Law and our Articles of Incorporation and Bylaws

Nevada Anti-Takeover Statutes

Nevada’s anti-takeover laws are designed to protect corporations from hostile takeovers and unsolicited acquisition attempts. These laws provide various mechanisms that could potentially deter or complicate efforts by outsiders to gain control of a Nevada-incorporated company without the consent of its board of directors.

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Key provisions include:

1.

Control Warrant Share Acquisitions (NRS 78.378-78.3793): Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.3793, inclusive, contain provisions governing the acquisition of stockholder voting power above specified thresholds in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

In our Bylaws, we have elected not to be governed by, and to otherwise opt out of, the provisions of NRS 78.378 to 78.3793, inclusive. Absent such provision in our Bylaws, these statutes would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise.

NRS 78.139(4) also provides that directors of a Nevada corporation may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to, or not in, the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies that the directors are entitled, but not required, to consider when exercising their directorial powers pursuant to NRS 78.138(4).

The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

2.

Combinations with Interested Stockholders (NRS 78.411-78.444): Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless (1) the corporation’s board of directors approves, in advance, either the combination itself, or the transaction by which such person becomes an interested stockholder, or (2) the combination is approved by the board of directors and 60% of the then-outstanding voting power of the corporation’s stockholders not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of the prior approval described above, certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder.

For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an interested stockholder. These statutes generally apply to “resident domestic corporations,” namely Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment.

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These anti-takeover laws provide Nevada corporations with tools to defend against hostile takeovers and ensure that any change of control happens in a manner that is fair and beneficial to all shareholders. It’s important to note that these statutes allow flexibility in their application, as corporations can opt out of or modify the default provisions through their articles of incorporation or bylaws.

Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws contains provisions that could make it more difficult to acquire control of our Company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Authorized but Unissued Warrant Shares of Common Stock and of Preferred Stock

We believe that the availability of the “blank check” preferred stock under our Articles of Incorporation provides us with flexibility in addressing corporate issues that may arise. The Board has the power, subject to applicable law, to issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock. Our Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

The authorized shares of preferred stock, as well as shares of Common Stock, will be available for issuance without further action by our stockholders unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Having these authorized shares available for issuance allows us to issue shares without the expense and delay of a special stockholders’ meeting. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Common Stock and preferred stock could render it more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The above provisions may deter a hostile takeover or delay a change in control or management of our Company.

Election and Removal of Directors

Directors will be elected by a plurality of the voting power of the shares present in person or represented by proxy at the stockholders’ meeting and entitled to vote on the election of directors. Our Articles of Incorporation does not provide for a classified Board or cumulative voting in the election of directors. Under our Bylaws, directors may be removed by the stockholders of the Company with or without cause, and in such cases only at a special meeting of stockholders and by the affirmative vote of the holders of at least a two-thirds (66-2/3%) the voting power of the issued and outstanding shares of capital stock of the Company then entitled to vote in the election of directors.

Size of Board and Vacancies

The authorized number of directors may be determined by the Board, provided the Board shall consist of at least one (1) member but not more than nine (9) members. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Vacancies occurring on our Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by a vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board. A directorship to be filled by reason of an increase in the number of directors may be filled by the Board for a term of office only until the next election of one or more directors by the stockholders.

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Amendment

The Articles of Incorporation may be amended in the manner prescribed by the NRS. The Board is authorized to adopt, amend, alter or repeal the bylaws by the affirmative vote of at least a majority of the Board then in office.

Special Meetings of Stockholders

Our Bylaws state that special meetings of stockholders may be held only by the Chief Executive Officer, President or Chairman of the Board.

Other Provisions of Bylaws

Certain provisions of our Bylaws may be considered to have anti-takeover effects, including advance notice requirements for director nominations and other stockholder proposals. Our Bylaws establish advance notice procedures for stockholder proposals to be brought before an annual meeting of stockholders, and for proposed nominations of candidates for election to our Board at an annual or special meeting of stockholders. Generally, such notices must be received by our corporate secretary at our principal executive offices, in the case of an annual meeting, between 90 days and 120 days prior to the first anniversary of the preceding year’s annual meeting and, in the case of a special meeting called for the purpose of electing directors, between 90 and 120 days prior to the date of the special meeting or within 10 days after the day on which public announcement of the date of the special meeting is first made by us. In addition, our Board has the authority to amend or repeal our Bylaws, or to adopt new bylaws, which could have the effect of delaying, deterring or preventing a change of control.

Dividend Policy

Unless otherwise required as it relates to our Series C Preferred Stock, we will not distribute cash to our stockholders until the Company generates net income. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will distribute any cash in the future. Our cash distribution policy is within the discretion of our Board and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “WKSP.”

Transfer Agent and Registrar

Our transfer agent and registrar is Odyssey Trust Company, located at 860 Blue Gentian Rd, Suite 320, Eagan, MN 55121, with a telephone number of (888) 290-1175.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

EXPERTS

Lumsden & McCormick, LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. Our consolidated financial statements are incorporated by reference in reliance on Lumsden & McCormick LLP’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters relating to the issuance of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 that we have filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement, or to the exhibits to the reports or other documents incorporated by reference in this prospectus, for a copy of such contract, agreement or other document. We file annual, quarterly and periodic reports, proxy statements and other information with the SEC, using its EDGAR system. The SEC provides free public access, through its website, to items publicly filed in the EDGAR system, including our items. The address of the SEC’s website is http//www.sec.gov. We also maintain a website at www.worksport.com. You may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

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INFORMATION WE INCORPORATE BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we have filed or will file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial registration statement, as amended, and prior to effectiveness of the registration statement, and (2) after the date of this prospectus and prior to the termination of this offering, from their respective filing dates (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act). Such information will automatically update and supersede the information contained in this prospectus and the documents listed below:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 27, 2025;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 15, 2025;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, filed with the SEC on August 13, 2025;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, filed with the SEC on November 13, 2025;

●	Our Preliminary Information Statement on Schedule 14C filed with the SEC on April 17, 2025, and Definitive Information Statement on Schedule 14C filed with the SEC on April 28, 2025

●	Our Preliminary Proxy Statement on Schedule 14A filed with the SEC on October 20, 2025, and Definitive Proxy Statement on Schedule 14A filed with the SEC on October 31, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on February 28, 2025, March 21, 2025, June 18, 2025, September 5, 2025, December 11, 2025, and December 12, 2025, to the extent the information in such report is filed and not furnished; and

●	The description of Our Common Stock, which is contained in a registration statement on Form 8-A12B filed with the SEC on July 27, 2021 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents and/or reports that we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of the registration statement of which this prospectus is a part, and prior to the termination or completion of any applicable offering of securities under this prospectus or the filing of a post-effective amendment to such registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K, or any corresponding information furnished under Item 9.01 or included as an exhibit, that we may from time to time furnish to the SEC, will be incorporated by reference in, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus upon request. You may request, orally or in writing, a copy of the documents we incorporate by reference, which will be provided to you at no cost (including exhibits that are specifically incorporated by reference in that information), by contacting our Chief Financial Officer, c/o Worksport Ltd., at 2500 N America Dr. West Seneca, NY 14224, telephone number (888) 554-8789, Attention: Chief Financial Officer.

Any statement contained in this prospectus supplement, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement and accompanying prospectus.

24

Up to 3,840,421 Shares of Common Stock Issuable Upon Exercise of Outstanding Warrants

WORKSPORT LTD.

PRELIMINARY PROSPECTUS

________________, 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement. All amounts are estimates except the SEC’s registration fee.

	Amount to be Paid
SEC Registration Fee	$1,175
Printing expenses	$5,000	*
Legal fees and expenses	$65,000	*
Accounting fees and expenses	$25,000	*
Transfer agent and registrar fees	$5,000	*
Miscellaneous expenses	$10,000	*
Total	$111,175	*

*Estimated.

Item 15. Indemnification of Directors and Officers

Pursuant to our Articles of Incorporation, as amended, and Bylaws, we have agreed to indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person for whom he or she is a representative) is or was a director or an officer of the Company or is or was serving at the request of the Company in any position or capacity for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity or in any other capacity shall be indemnified and held harmless by the corporation to the fullest extent permitted by Nevada against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by such indemnitee in connection therewith; provided, however, that with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the “Securities Act”), be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Nevada Revised Statutes (“NRS”) 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

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NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. NRS 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502(3) provides that any discretionary indemnification pursuant to NRS 78.7502 (unless ordered by a court or advanced pursuant to NRS 78.751(2)), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances. The determination must be made (i) by the shareholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. NRS 78.751(2) provides that the corporation’s articles of incorporation or bylaws, or an agreement made by the corporation, may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Under the NRS, the indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

●	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to NRS 78.751(2), may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the la w and was material to the cause of action; and

●	Continues for a person who has ceased to be a director, officer, employee, or agent and inures to the benefit of the heirs, executors and administrators of such a person.

A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Our governing documents provide that to the fullest extent permitted under the NRS (including, without limitation, to the fullest extent permitted under NRS 78.7502 and 78.751(3)) and other applicable law, that we shall indemnify our directors and officers in their respective capacities as such and in any and all other capacities in which any of them serves at our request.

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Item 16. Exhibit and Financial Statement Schedules

(a) Exhibits.

Exhibit No.:	Description:
3.1	Amended and Restated Articles of Incorporation of Worksport Ltd. filed with the Nevada Secretary of State on May 7, 2021 (8)
3.1.1	Certificate of Change to the Articles of Incorporation of Worksport Ltd., filed on March 14, 2025 (27)
3.1.2	Amended and Restated Certificate of Designation of the Series A Preferred Stock filed with the Nevada Secretary of State on March 20, 2019 (8)
3.1.3	Series B Preferred Stock Certificate of Designation filed with the Nevada Secretary of State on May 18, 2020 (8)
3.1.4	Amendment to the Amended and Restated Certificate of Designation of the Series A Preferred Stock filed with the Nevada Secretary of State on May 7, 2020 (8)
3.1.5	Amendment to the Amended and Restated Articles of Incorporation filed May 21, 2021 effecting the 1-for-20 Reverse Stock Split (10)
3.1.6	Series C Preferred Stock Certificate of Designation filed with the Nevada Secretary of State on June 13, 2025 (29)
3.2	Amended and Restated Bylaws adopted on October 21, 2021 (19)
3.3	Articles of Merger of TMAN Global.com, Inc. and Franchise Holdings International, Inc. (filed as an exhibit to the Company’s form 10-K for the fiscal year ended December 31, 2018 filed on May 13, 2019)
4.1	Description of Registrant’s Securities (15)
5.1*	Opinion of Legal Counsel to the Registrant
10.1	Broker-Dealer Agreement, dated September 15, 2020, between Worksport Ltd. and Dalmore Group, LLC (6)
10.2	Patent License Agreement, dated November 26, 2014 (3)
10.3	Corporate Advisory Services Agreement between Worksport Ltd. and Belair Capital Partners, Inc., dated May 1, 2014 (3)
10.4	Shipping Agreement with Federal Express (FedEx) dated September 26, 2014 (3)
10.5	Shipping Agreement with United Parcel Service (UPS) dated March 31, 2014 (3)
10.6	Warehousing and Shipping with JBF Express dated July 24, 2013 (3)
10.7	Continuous Importation Bond with Globe Express Services (3)
10.8	Business Services Agreement, between 1369781 and Worksport Ltd, dated July 1, 2015 (4)
10.9	Business Services Agreement, between 2224342 and Worksport Ltd, dated July 23, 2015 (4)
10.10	Services Agreement, between Marchese and Worksport Ltd., dated July 3, 2015 (4)
10.11	Services Agreement, between JAAM and Worksport Ltd, dated July 15, 2015 (4)
10.12	Software as a Service Agreement, dated September 16, 2020, between Worksport Ltd. and Novation Solutions Inc. (o/a DealMaker) (6)
10.14†	Employment Agreement, dated May 10, 2021, between Worksport Ltd. and Steven Rossi (7)
10.15†	Worksport Ltd. 2015 Equity Incentive Plan (10)
10.16	Lease Agreement, dated April 16, 2021, between Worksport Ltd. and Majorcon Holdings, Inc. re 7299 East Danbro Crescent (10)
10.17	Lease Agreement, dated April 30, 2018, between Worksport Ltd. and N.H.D. Developments Limited re 41 Courtland Avenue (10)
10.18	Form of Subscription Agreement for 2021 Private Placement (11)
10.19†	Worksport Ltd. 2021 Equity Incentive Plan (15)
10.20†	Worksport Ltd. 2022 Equity Incentive Plan (15)
10.21	At the Market Offering Agreement, dated September 30, 2022, by and between the Company and H.C. Wainwright & Co., LLC. (12)
10.22	At the Market Offering Agreement, dated September 30, 2025, by and between the Company and H.C. Wainwright & Co., LLC. (31)
10.23	Amendment, dated November 14, 2025, to the At the Market Offering Agreement, dated September 30, 2025, by and between the Company and H.C. Wainwright & Co., LLC (31)
10.24†	Performance Stock Unit award, dated November 11, 2022, to Steven Rossi (13)
10.25†	Performance Stock Unit award, dated November 11, 2022, to Lorenzo Rossi (13)

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10.26†	Restricted Stock award, dated November 11, 2022, to Steven Rossi (13)
10.27	Agreement dated as of January 30, 2023, between Worksport Ltd. and Wesley Van de Wiel. (15)
10.28	Form of Securities Purchase Agreement, dated October 31, 2023 (16)
10.29	Form of Securities Purchase Agreement, dated March 18, 2024 (17)
10.30	Loan Agreement dated as of May 4, 2022, by and between the Company and Northeast Bank (18)
10.31	Warrant Inducement Letter dated as of February 27, 2025, issued by the Company to the Selling Stockholder (20)
10.32	Revolving Financing And Assignment Agreement, dated July 19, 2024, by and between Worksport New York Operations Corporation and Worksport USA Operations Corporation and Amerisource Funding, Inc. (21)
10.33	Commercial Promissory Note, dated July 19, 2024, by Worksport New York Operations Corporation, and Worksport USA Operations Corporation to the benefit of Amerisource Funding, Inc. (21)
10.34	Consulting Agreement dated July 23, 2024, between Worksport Ltd. and Steven Rossi and 2230164 Ontario Inc. (22)
10.35	Credit and Security Agreement dated September 4, 2024, between Worksport USA Operations Corporation and Loeb Term Solutions LLC. (23)
10.36	Term Promissory Note, dated September 4, 2024, by Worksport USA Operations Corporation to the benefit of Loeb Term Solutions LLC. (23)
10.37	Guaranty dated September 4, 2024 by Worksport Ltd. (23)
10.38	Guaranty dated September 4, 2024 by Worksport New York Operations Limited. (23)
10.39	Security Agreement dated September 4, 2024 by Worksport USA Operations Corporation. (23)
10.40	Security Agreement dated September 4, 2024 by Worksport Ltd. (23)
10.41	Security Agreement dated September 4, 2024 by Worksport New York Operations Limited. (23)
10.42	The Securities Purchase Agreement, dated September 19, 2024. (24)
10.43	Form of Stock Purchase Agreement. (25)
10.44	Form of Inducement Letter (26)
10.45	Form of Warrant Agent Agreement and Form of Warrant (10)
10.46	Form of Representative Warrant (11)
10.47	Form of Common Stock Purchase Warrant used in 2021 Private Placement (11)
10.48	Form of Pre-Funded Warrant, dated November 2, 2023 (16)
10.49	Form of Warrant, dated November 2, 2023 (16)
10.50	Form of Pre-Funded Warrant, dated March 20, 2024 (17)
10.51	Form of Warrant, dated March 20, 2024 (17)
10.52	Form of Warrant dated as of May 29, 2024 (20)
10.53	Form of Inducement Warrant (26)
10.54	Warrant Inducement Letter dated as of December 11, 2025, issued by the Company to the Selling Stockholder (32)
10.55	Form of Inducement Warrant pursuant to December 11, 2025 Warrant Inducement Letter (32)
14.1	Code of Ethics (9)
19.1	Insider Trading Policy and Procedures (28)
21.1	List of Subsidiaries (28)
23.1*	Consent of Lumsden & McCormick, LLP
23.2*	Consent of Legal Counsel to the Registrant (included in Exhibit 5.1)
24.1*	Power of Attorney (included on Signature Page)
97.1	Clawback Policy (18)
104	Cover Page Interactive Data File
107*	Filing Fee Table

*Filed herewith

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(1)	Filed as an exhibit to the Company’s Form 10-Q filed April 24, 2009.

(2)	Filed as an exhibit to the Company’s Form 1-A filed on July 15, 2020.

(3)	Filed as an exhibit to the Company’s Form 8-K filed on December 17, 2014.

(4)	Filed as an exhibit to the Company’s Form S-1 filed on July 21, 2015.

(5)	Filed as an exhibit to the Company’s Form 1-A/A filed on September 10, 2020.

(6)	Filed as an exhibit to the Company’s Form 1-A/A filed on September 29, 2020.

(7)	Filed as an exhibit to the Company’s Form 8-K filed on May 12, 2021.

(8)	Filed as an exhibit to the Company’s Registration Statement on Form S-1 filed on May 14, 2021.

(9)	Filed as an exhibit to the Company’s Form 8-K filed July 2, 2021.

(10)	Filed as an exhibit to the Company’s Registration Statement on Form S-1/A filed on July 8, 2021.

(11)	Filed as an exhibit to the Company’s Registration Statement on Form S-1/A filed on July 16, 2021.

(12)	Filed as an exhibit to the Company’s Registration Statement on Form S-3 filed on September 30, 2022.
(13)	Filed as an exhibit to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2022 filed November 14, 2022.

(14)	Filed as an exhibit to the Company’s Form 8-K filed November 21, 2022.

(15)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on March 31, 2023.

(16)	Filed as an exhibit to the Company’s Form 8-K filed on November 3, 2023.

(17)	Filed as an exhibit to the Company’s Form 8-K filed on March 20, 2024.

(18)	Filed as an exhibit to the Company’s Form 10-K filed on March 28, 2024.

(19)	Filed as an exhibit to the Company’s Form 8-K filed on October 28, 2021.

(20)	Filed as an exhibit to the Company’s Form 8-K filed on May 30, 2024.

(21)	Filed as an exhibit to the Company’s Form 8-K filed on July 25, 2024.

(22)	Filed as an exhibit to the Company’s Form 8-K filed on July 26, 2024.
(23)	Filed as an exhibit to the Company’s Form 8-K filed on September 10, 2024.

(24)	Filed as an exhibit to the Company’s Form 8-K filed on September 20, 2024.

(25)	Filed as an exhibit to the Company’s Form 8-K filed on November 21, 2024.

(26)	Filed as an exhibit to the Company’s Form 8-K filed on February 28, 2025.

(27)	Filed as an exhibit to the Company’s Form 8-K filed on March 21, 2025

(28)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed on March 27, 2025

(29)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed on June 18, 2025.

(30)	Filed as an exhibit to the Company’s Registration Statement on Form S-3 (File No. 333-267696) filed on September 30, 2022

(31)	Filed as an exhibit to the Company’s Registration Statement on Form S-3 (File No. 333-291582) filed on November 14, 2025

(32)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 11, 2025.

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Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of West Seneca, State of New York, on the 20th day of January 2026.

WORKSPORT LTD.

By:	/s/ Steven Rossi
Steven Rossi
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Rossi his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Rossi	President, Chief Executive Officer, and Chairman of the Board of Directors	January 20, 2026
Steven Rossi	(Principal Executive Officer)

/s/ Michael Johnston	Chief Financial Officer	January 20, 2026
Michael Johnston	(Principal Financial Officer and Principal Accounting Officer)

/s/ Lorenzo Rossi	Director	January 20, 2026
Lorenzo Rossi

/s/ Craig Loverock	Director	January 20, 2026
Craig Loverock

/s/ William Caragol	Director	January 20, 2026
William Caragol

/s/ Ned L. Siegel	Director	January 20, 2026
Ned L. Siegel

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